Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is AVROBIO, INC. .

2.	The Registered Office of the corporation in the State of Delaware is changed to

Corporation Trust Center,

1209 Orange Street	, in the City of	Wilmington .

County of New Castle    Zip Code 19801      . The name of the Registered Agent at such address upon whom process against this Corporation may be served is THE CORPORATION TRUST COMPANY                                                                   .

3.The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Marcia Gookin
Authorized Officer

Name:	Marcia Gookin

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

AVROBIO, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is AVROBIO, Inc. .
2.

That a Certificate of Change of Registered Agent was filed by the Secretary of State of Delaware on 9/9/2020 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is:

Certificate was not signed by an authorized officer.

Article Signature Block of the Certificate is corrected to read as follows:

Steven Avruch, Chief Legal Officer and Secretary

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction

this	6th	day of	October	, A.D.	2020

By:	/s/ Steven N. Avruch
Name:	Steven N. Avruch
Title:	Chief Legal Officer